EXHIBIT 2.1

PLAN OF CONVERSION

CONVERTING

KINGS CROWD LLC

(a Delaware limited liability company)

INTO

KINGS CROWD, INC.

(a Delaware corporation)

THIS PLAN OF CONVERSION (this “Plan”), dated as of November 17, 2020, is hereby adopted and approved by Kings Crowd LLC, a limited liability company formed under the laws of Delaware (the “LLC”), to set forth the terms, conditions and procedures governing the conversion of the LLC to a Delaware corporation pursuant to Section 18-216 of the Delaware Limited Liability Company Act (the “DLLCA”) and Section 265 of the Delaware General Corporation Law (the “DGCL”).

WHEREAS, the LLC is a limited liability company formed and existing under the laws of the State of Delaware and is operating under the Limited Liability Company Agreement of the LLC, dated as of December 14, 2017 (the “LLC Agreement”), by and among the LLC and the Members (as defined in the LLC Agreement);

WHEREAS, the Board of Managers of the LLC (the “Board”) has determined that it is in the best interests of the LLC for the LLC to convert to a Delaware corporation pursuant to Section 18-216 of the DLLCA and Section 265 of the DGCL upon the terms and conditions and in accordance with the procedures set forth herein, and the Board has authorized and approved the Conversion (as defined below) and the execution, delivery and filing of any and all instruments, certificates and documents necessary or desirable in connection therewith; and

WHEREAS, it is intended that the Conversion (as defined below) will be governed by Section 351 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, the LLC does hereby adopt this Plan to effectuate the conversion of the LLC to a Delaware corporation as follows:

1. Conversion; Effect of Conversion. Upon and subject to the terms and conditions of this Plan and pursuant to the relevant provisions of the DLLCA and the DGCL, including without limitation Section 18-216 of the DLLCA and Section 265 of the DGCL, the LLC shall convert (the “Conversion”) to a Delaware corporation named “Kings Crowd, Inc.” (the “Corporation”) at the Effective Time (as defined below). The Corporation shall thereafter be subject to all of the provisions of the DGCL, except that notwithstanding Section 106 of the DGCL, the existence of the Corporation shall be deemed to have commenced on the date the LLC commenced its existence. The Conversion shall not affect any obligations or liabilities of the LLC incurred prior to the Effective Time. The LLC shall not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Conversion shall not constitute a dissolution of the LLC and shall constitute a continuation of the existence of the LLC in the form of a Delaware corporation. Upon the Effective Time, all of the rights, privileges and powers of the LLC, and all property and all debts due to the LLC, as well as all other things and causes of action belonging to the LLC, shall remain vested in the Corporation and shall be the property of the Corporation, and the title to any real property vested by deed or otherwise in the LLC shall not revert or be in any way impaired by reason of the Conversion, and all rights of creditors and all liens upon any property of the LLC shall be preserved unimpaired, and all debts, liabilities and duties of the LLC shall remain attached to the Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it in its capacity as a corporation.

2. Certificate of Conversion; Certificate of Incorporation; Effective Time. The Conversion shall be effected by the filing with the Secretary of State of the State of Delaware of: (a) a duly executed Certificate of Conversion, substantially in the form of Exhibit A attached hereto (the “Certificate of Conversion”), and (b) a duly executed Certificate of Incorporation of the Corporation, in the form of Exhibit B attached hereto (the “Certificate of Incorporation”). The Conversion shall be effective immediately upon the filing of (i) the Certificate of Conversion and (ii) the Certificate of Incorporation with the Secretary of State of the State of Delaware (such time of effectiveness, the “Effective Time”).

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3. Bylaws of the Corporation. As promptly as practical following the Effective Time, the board of directors of the Corporation shall adopt the Bylaws of the Corporation in substantially the form of Exhibit C attached hereto (the “Bylaws”). From and after the Effective Time, except as set forth in Section 7 below, the LLC Agreement shall terminate and no longer govern the affairs of the Corporation, but instead the affairs of the Corporation shall be governed by the DGCL, the Certificate of Incorporation and, following their adoption by the board of directors of the Corporation, the Bylaws.

4. Directors and Officers. At the Effective Time, (a) the members of the Board of the LLC as of the Effective Time shall be the members of the board of directors of the Corporation, or the natural persons who manage the limited liability companies that serve as managers of the LLC, who shall be elected and hold office as provided in the Certificate of Incorporation, and (b) the officers of the LLC as of the Effective Time shall be the officers of the Corporation and shall hold office as provided in the Bylaws. The LLC and, after the Effective Time, the Corporation and its board of directors shall take all necessary actions to cause each of such individuals to be appointed as a director and/or officer, as the case may be, of the Corporation.

5. Effect of the Conversion on Equity Interests in the LLC.

(a) Conversion of Outstanding Securities. Subject to the terms and conditions of this Plan, at the Effective Time, automatically by virtue of the Conversion and without any further action on the part of the LLC, the Corporation or any holder of Units (as defined in the LLC Agreement), each Unit (as defined in the LLC Agreement) of the LLC that is outstanding immediately prior to the Effective Time shall be converted into 12.71915097123437 shares of common stock, par value $0.0001 per share, of the Corporation (“Common Stock”), and as of the Effective Time each such share of Common Stock shall be duly and validly issued, fully paid and nonassessable. Any fractional shares of Common Stock resulting from the Conversion shall be rounded up to the nearest who share of Common Stock.

(b) No Further Ownership Rights in Units. All shares of Common Stock into which Units are converted pursuant to the Conversion in accordance with the terms of this Section 5 shall be deemed to have been issued in full satisfaction of all rights pertaining to such Units. Immediately following the Effective Time, Units shall cease to exist, and the holder of any Units immediately prior to the Effective Time shall cease to have any rights with respect thereto.

(c) No Impact on Vesting Restrictions and Repurchase Rights. Any shares of Common Stock issued in exchange for Units that, immediately prior to the Effective Time, were unvested or were subject to a repurchase option, risk of forfeiture or other condition pursuant to the terms of the LLC Agreement, an employment agreement or any other applicable agreement of the Company shall be subject to the vesting requirements, repurchase options, risks of forfeiture or other conditions that may be set forth in a new or amended employment agreement or other applicable agreement between the Corporation and the holder receiving such shares of Common Stock, and the certificate representing such shares of Common Stock, if any, may accordingly be marked with appropriate legends in the discretion of the Corporation.

(d) Transfer Books. At the Effective Time, there shall be no further registration of transfers on the transfer books of the LLC of any Units that were outstanding immediately prior to the Effective Time.

(e) Exchange of Units for Stock Certificates. Promptly following the Effective Time, upon receipt by the Corporation of the certificate representing a Member’s Units, the Corporation shall deliver to each such Member a certificate representing that number of shares of Common Stock into which such holder’s Units were converted pursuant to the Conversion. A certificate representing the proper number of shares of Common Stock into which the Units were converted into pursuant to the Conversion and this Section 5 shall only be issued to the person in whose name such Units were registered immediately prior to the Conversion. Until all shares of Common Stock are delivered in accordance with this Section 5(e), each Unit shall be deemed at any time after the Effective Time to represent only the right to receive shares of Common Stock into which such Unit was converted pursuant to the Conversion and this Section 5.

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6. Licenses, Permits, Titled Property, Etc. As applicable, following the Effective Time, to the extent required, the Corporation shall apply for new state tax identification numbers, qualifications to conduct business (including as a foreign corporation), licenses, permits and similar authorizations on its behalf and in its own name in connection with the Conversion and to reflect the fact that it is a corporation. As required or appropriate, following the Effective Time, all real, personal and intangible property of the LLC which was titled or registered in the name of the LLC shall be re-titled or re-registered, as applicable, in the name of the Corporation by appropriate filings and/or notices to the appropriate parties (including, without limitation, any applicable governmental agencies).

7. Termination of LLC Agreement. As of the Effective Time, the LLC Agreement shall be terminated and of no further force and effect. Notwithstanding the foregoing, the termination of the LLC Agreement shall not relieve any party thereto from any liability arising in connection with any breach by such party of the LLC Agreement, arising prior to the Effective Time.

8. U.S. Federal Income Tax Consequences. The Conversion has been structured to be treated, for U.S. federal income tax purposes, as if the Company transferred its assets to the Corporation for shares of the Corporation’s Common Stock pursuant to an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended, followed by a distribution of the shares of the Corporation’s Common Stock to the Members in liquidation of the Company.

9. Further Assurances. If, at any time after the Effective Time, the Corporation shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of this Plan, (a) to vest, perfect or confirm, of record or otherwise, in the Corporation its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the LLC, or (b) to otherwise carry out the purposes of this Plan, the Corporation and its proper officers and directors (or their designees) are hereby authorized to solicit in the name of the LLC any third party consents or other documents required to be delivered by any third party, to execute and deliver, in the name and on behalf of the LLC, all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of the LLC, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the LLC and otherwise to carry out the purposes of this Plan.

10. Implementation and Interpretation; Termination and Amendment. This Plan shall be implemented and interpreted, prior to the Effective Time, by the Board and, following the Effective Time, by the board of directors of the Corporation, (a) each of which shall have full power and authority to delegate and assign any matters covered hereunder to any other party(ies), including, without limitation, any officers of the LLC or any officers of the Corporation, as the case may be, and (b) the interpretations and decisions of which shall be final, binding, and conclusive on all parties. The Board at any time prior to the Effective Time may terminate, amend or modify this Plan. Upon such termination of this Plan, if the Certificate of Conversion and the Certificate of Incorporation have been filed with the Secretary of State of the State of Delaware, but have not become effective, any person or entity that was authorized to execute, deliver and file such certificates may execute, deliver and file a Certificate of Termination of such certificates.

11. Third Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person or entity other than as expressly provided herein.

12. Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.

13. Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws rules of such state.

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IN WITNESS WHEREOF, the LLC has caused this Plan to be executed by its duly authorized representative as of the date first stated above.

KINGS CROWD, LLC

By:	/s/ Christopher Lustrino
Name:	Christopher Lustrino
Title:	Manager

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EXHIBIT A

CERTIFICATE OF CONVERSION

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

OF

KINGS CROWD, LLC

FROM A LIMITED LIABILITY COMPANY TO

A CORPORATION PURSUANT TO SECTION 265 OF

THE DELAWARE GENERAL CORPORATION LAW

This Certificate of Conversion to Corporation is being duly executed and filed by Kings Crowd, LLC, a Delaware limited liability company (the “LLC”), to convert the LLC to Kings Crowd, Inc., a Delaware corporation (the “Corporation”), under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.) and the General Corporation Law of the State of Delaware (8 Del.C. § 101, et seq.)

FIRST: The jurisdiction where the LLC was first formed is the State of Delaware.

SECOND: The jurisdiction where the LLC was formed immediately prior to filing this Certificate of Conversion is the State of Delaware.

THIRD: The date the LLC was first formed is December 14, 2017.

FOURTH: The name of the LLC immediately prior to filing this Certificate of Conversion is Kings Crowd, LLC, a Delaware limited liability company.

FIFTH: The name of the Corporation as set forth in the Certificate of Incorporation filed in accordance with Section 265(b) of the General Corporation Law of the State of Delaware is Kings Crowd, Inc., a Delaware corporation.

IN WITNESS WHEREOF, the undersigned, being duly authorized to sign on behalf of Kings Crowd, LLC, has executed this Certificate of Conversion this ____ day of ___________, 2020.

KINGS CROWD, LLC
a Delaware limited liability company

By:
Name:
Title:

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